Exhibit 99.1

FOR IMMEDIATE RELEASE

DICK'S Sporting Goods Reports Fourth Quarter and Full Year 2014 Results; Exceeds Expectations

•	Company delivered record earnings per diluted share of $1.30 for the fourth quarter of 2014, a 17% increase over the fourth quarter of 2013

•	Company generated strong consolidated same store sales of 3.4% for the fourth quarter of 2014 on top of a 7.3% shifted comp in the fourth quarter of 2013

•	Company to hold Analyst Meeting on April 14, 2015

PITTSBURGH, March 3, 2015 - DICK'S Sporting Goods, Inc. (NYSE: DKS), the largest U.S. based full-line omni-channel sporting goods retailer, today reported sales and earnings results for the fourth quarter and full year ended January 31, 2015.

Fourth Quarter Results

The Company reported consolidated net income for the fourth quarter ended January 31, 2015 of $155.5 million, or $1.30 per diluted share, compared to the Company's expectations provided on November 18, 2014 of $1.18 to 1.28 per diluted share. For the fourth quarter ended February 1, 2014, the Company reported consolidated net income of $138.6 million, or $1.11 per diluted share.

Net sales for the fourth quarter of 2014 increased 10.9% to approximately $2.2 billion. Consolidated same store sales increased 3.4% compared to the Company's guidance of an approximate 1 to 3% increase. Same store sales for DICK'S Sporting Goods increased 3.8%, while Golf Galaxy decreased 7.1%. Fourth quarter 2013 consolidated same store sales increased 7.3%, adjusted for the shifted retail calendar due to the 53rd week in 2012.

“We are very pleased with the record results we delivered in the fourth quarter. The 17% increase in earnings per diluted share was driven by the continued growth of our omni-channel network, our powerful marketing and merchandising strategies, and the execution of these strategies by our store associates,” said Edward W. Stack, Chairman and Chief Executive Officer. “The strong performance validates the merchandising and space allocation strategies that we put into place during this past year. Our team also successfully navigated a heavily promotional environment while exceeding our top line and bottom line targets, and our inventory is well-positioned as we head into 2015.”

Omni-channel Development

eCommerce penetration for the fourth quarter of 2014 was 14.4% of total sales, compared to 12.2% during the fourth quarter of 2013. eCommerce penetration for the 52 weeks ended January 31, 2015 was 9.2% of total sales, compared to 7.9% during the 52 weeks ended February 1, 2014.

In the fourth quarter, the Company opened six new DICK'S Sporting Goods stores and closed two Golf Galaxy stores. As of January 31, 2015, the Company operated 603 DICK'S Sporting Goods stores in 46 states, with approximately 32.3 million square feet, 78 Golf Galaxy stores in 29 states, with approximately 1.4 million square feet and 10 Field & Stream stores in five states, with approximately 0.5 million square feet.

Store count, square footage and new stores are listed in a table later in the release under the heading "Store Count and Square Footage."

Balance Sheet

The Company ended fiscal 2014 with approximately $222 million in cash and cash equivalents as compared to $182 million at the end of fiscal 2013, with no outstanding borrowings under its $500 million revolving credit facility at the end of each fiscal year. In fiscal 2014, the Company utilized capital to invest in omni-channel growth, and returned over $260 million to shareholders through share repurchases and quarterly dividends.

Total inventory was 12.9% higher at the end of the fourth quarter of 2014 as compared to the end of the fourth quarter of 2013.

Full Year Results

The Company reported consolidated non-GAAP net income for the 52 weeks ended January 31, 2015 of $347.8 million, or $2.87 per diluted share. On a GAAP basis, the Company reported consolidated net income for the 52 weeks ended January 31, 2015 of $344.2 million, or $2.84 per diluted share. For the 52 weeks ended February 1, 2014, the Company reported consolidated net income of $337.6 million, or $2.69 per diluted share. The GAAP to non-GAAP reconciliations are included in a table later in the release under the heading "Non-GAAP Net Income and Earnings Per Share Reconciliations."

Net sales for the 52 weeks ended January 31, 2015 increased 9.7% from last year's period to $6.8 billion due to the consolidated same store sales increase of 2.4% coupled with the opening of new stores.

Capital Allocation

On February 18, 2015, the Company's Board of Directors authorized and declared a quarterly dividend in the amount of $0.1375 per share on the Company's Common Stock and Class B Common Stock. The dividend is payable in cash on March 31, 2015 to stockholders of record at the close of business on March 13, 2015. This dividend represents a 10 percent increase over the Company’s previous quarterly per share amount and is equivalent to an annualized rate of $0.55 per share.

In total for fiscal 2014, the Company repurchased approximately 4.3 million shares of its common stock at an average price of $46.20 per share, for a total cost of $200 million. Since starting its $1 billion share repurchase authorization at the beginning of fiscal 2013, the Company has repurchased over $455 million of common stock, and has approximately $545 million remaining under the authorization.

Current 2015 Outlook

The Company's current outlook for 2015 is based on current expectations and includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as described later in this release. Although the Company believes that the expectations and other comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations or comments will prove to be correct.

❖	Full Year 2015

•
Based on an estimated 119 to 120 million diluted shares outstanding, the Company anticipates reporting consolidated earnings per diluted share of approximately $3.10 to 3.20. The Company's earnings per share guidance includes the expectation of approximately $100 to $200 million of share repurchases in 2015. For the 52 weeks ended January 31, 2015, the Company reported non-GAAP consolidated earnings per diluted share of $2.87 excluding a gain on the sale of an asset and golf restructuring charges. On a GAAP basis, the Company reported consolidated earnings per diluted share of $2.84 for the 52 weeks ended January 31, 2015.

•	Consolidated same store sales are currently expected to increase 1 to 3%, compared to a 2.4% increase in fiscal 2014.

•
The Company expects to open approximately 45 DICK'S Sporting Goods stores and relocate nine DICK'S Sporting Goods stores in 2015. The Company also expects to open approximately nine Field & Stream stores and relocate one Golf Galaxy store in 2015.

❖	First Quarter 2015

•
Based on an estimated 120 million diluted shares outstanding, the Company currently anticipates reporting consolidated earnings per diluted share of approximately $0.49 to 0.53 in the first quarter of 2015, compared to non-GAAP consolidated earnings per diluted share of $0.50 in the first quarter of 2014 excluding a gain on the sale of an asset. On a GAAP basis, the Company reported consolidated earnings per diluted share of $0.57 in the first quarter of 2014.

•	Consolidated same store sales are currently expected to be approximately flat to an increase of 2% in the first quarter of 2015, compared to a 1.5% increase in the first quarter of 2014.

•
The Company expects to open approximately nine DICK'S Sporting Goods stores, open one Field & Stream store, relocate one DICK'S Sporting Goods store and relocate one Golf Galaxy store in the first quarter of 2015.

❖	Capital Expenditures

•
In 2015, the Company anticipates capital expenditures to be approximately $245 million on a net basis and approximately $365 million on a gross basis. In 2014, capital expenditures were approximately $247 million on a net basis and approximately $349 million on a gross basis.

Company to Host Analyst Meeting

The Company also announced that it will host an Analyst Meeting on the morning of Tuesday, April 14, 2015 in New York City. Attendance in person will be by invitation only.

The presentations and Q&A session will be webcast and can be accessed live or as an archived replay from the link on the DICK'S Sporting Goods Investor Relations website at investors.DICKS.com. To listen to the live webcast, please go to the website at least fifteen minutes early to register and download and install any necessary audio software. For those who cannot listen to the live webcast, it will be archived on the Company's website for approximately 30 days.

Conference Call Info

The Company will host a conference call today at 10:00 a.m. Eastern Time to discuss the fourth quarter and full year results. Investors will have the opportunity to listen to the earnings conference call over the internet through the Company's website located at investors.DICKS.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download and install any necessary audio software.

In addition to the webcast, the call can be accessed by dialing (877) 443-5743 (domestic callers) or (412) 902-6617 (international callers) and requesting the "DICK'S Sporting Goods Earnings Call."

For those who cannot listen to the live webcast, it will be archived on the Company's website for approximately 30 days. In addition, a dial-in replay of the call will be available. To listen to the replay, investors should dial (877) 344-7529 (domestic callers) or (412) 317-0088 (international callers) and enter confirmation code 10059532. The dial-in replay will be available for approximately 30 days following the live call.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

Except for historical information contained herein, the statements in this release or otherwise made by our management in connection with the subject matter of this release are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. Our future performance and financial results may differ materially from those included in any such forward-looking statements and such forward-looking statements should not be relied upon by investors as a prediction of actual results. You can identify these statements as those that may predict, forecast, indicate or imply future results, performance or advancements and by forward-looking words such as "believe", "anticipate", "expect", "estimate", "predict", "intend", "plan", "project", "goal", "will", "will be", "will continue", "will result", "could", "may", "might" or other words with similar meanings. Forward-looking statements include statements regarding, among other things, the Company's future performance, number of shares outstanding, inventory position, growth in the omni-channel network, number of new store openings and capital expenditures.

The following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results, and could cause actual results for fiscal 2015 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by our management: economic and financial uncertainties may cause a decline in consumer spending; intense competition in the sporting goods industry; changes in consumer demand or shopping patterns; limitations on the availability of attractive store locations and/or lease terms; unauthorized disclosure of sensitive or confidential customer information; risks relating to our private brand offerings; disruptions with our eCommerce services provider or of our information systems; access to adequate capital; changing laws and regulations affecting our business including the regulation of consumer products; factors affecting our vendors; litigation risks; foreign trade issues and currency exchange rate fluctuations; the loss of our key executives, especially Edward W. Stack, our Chairman and Chief Executive Officer; protection of our intellectual property; ability to attract and retain qualified business leaders; disruption at our distribution centers; developments with sports leagues, professional athletes or sports superstars; weather and seasonality of our business; risks associated with strategic investments or acquisitions; risks associated with being a controlled company; our anti-takeover provisions; our current intention to issue quarterly cash dividends; and our share repurchase activity, if any.

Known and unknown risks and uncertainties are more fully described in the Company's Annual Report on Form 10-K for the year ended February 1, 2014 as filed with the Securities and Exchange Commission ("SEC") on March 28, 2014, Quarterly Report on Form 10-Q for the period ended August 2, 2014, and in other reports filed with the SEC. In addition, we operate in a highly competitive and rapidly changing environment; therefore, new risk factors can arise, and it is not possible for management to predict or assess the impact of all such risk factors. Forward-looking statements included in this release are made as of the date of this release. We do not assume any obligation and do not intend to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by the securities laws.

About DICK'S Sporting Goods, Inc.

Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of January 31, 2015, the Company operated more than 600 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated associates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear.

Headquartered in Pittsburgh, PA, DICK'S also owns and operates Golf Galaxy, Field & Stream and True Runner specialty stores. DICK'S offers its products through a content-rich eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront. DICK'S Sporting Goods, Inc. news releases are available at investors.DICKS.com. The Company's website is not part of this release.

Contacts:
Investor Relations:
Anne-Marie Megela, Vice President – Treasury Services and Investor Relations, or
Scott W. McKinney, Director of Investor Relations
investors@dcsg.com
(724) 273-3400

Media Relations:
(724) 273-5552 or press@dcsg.com

###

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	13 Weeks Ended
	January 31, 2015	% of Sales	February 1, 2014	% of Sales

Net sales	$2,160,006	100.00%	$1,947,418	100.00%
Cost of goods sold, including occupancy and distribution costs	1,468,750	68.00	1,319,351	67.75

GROSS PROFIT	691,256	32.00	628,067	32.25

Selling, general and administrative expenses	438,738	20.31	402,932	20.69
Pre-opening expenses	2,038	0.09	2,087	0.11

INCOME FROM OPERATIONS	250,480	11.60	223,048	11.45

Interest expense	985	0.05	848	0.04
Other income	(308)	(0.01)	(1,549)	(0.08)

INCOME BEFORE INCOME TAXES	249,803	11.56	223,749	11.49

Provision for income taxes	94,267	4.36	85,111	4.37

NET INCOME	$155,536	7.20%	$138,638	7.12%

EARNINGS PER COMMON SHARE:
Basic	$1.32		$1.13
Diluted	$1.30		$1.11

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	117,745		122,687
Diluted	119,749		125,214

Cash dividend declared per share	$0.125		$0.125

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	52 Weeks Ended
	January 31, 2015	% of Sales	February 1, 2014	% of Sales

Net sales	$6,814,479	100.00%	$6,213,173	100.00%
Cost of goods sold, including occupancy and distribution costs	4,727,813	69.38	4,269,223	68.71

GROSS PROFIT	2,086,666	30.62	1,943,950	31.29

Selling, general and administrative expenses	1,502,089	22.04	1,386,315	22.31
Pre-opening expenses	30,518	0.45	20,823	0.34

INCOME FROM OPERATIONS	554,059	8.13	536,812	8.64

Interest expense	3,215	0.05	2,929	0.05
Other income	(5,170)	(0.08)	(12,224)	(0.20)

INCOME BEFORE INCOME TAXES	556,014	8.16	546,107	8.79

Provision for income taxes	211,816	3.11	208,509	3.36

NET INCOME	$344,198	5.05%	$337,598	5.43%

EARNINGS PER COMMON SHARE:
Basic	$2.89		$2.75
Diluted	$2.84		$2.69

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	119,244		122,878
Diluted	121,238		125,628

Cash dividends declared per share	$0.50		$0.50

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(Dollars in thousands)

	January 31, 2015	February 1, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$221,679	$181,731
Accounts receivable, net	80,292	60,779
Income taxes receivable	14,293	7,275
Inventories, net	1,390,767	1,232,065
Prepaid expenses and other current assets	91,767	99,386
Deferred income taxes	51,586	38,835
Total current assets	1,850,384	1,620,071

Property and equipment, net	1,203,382	1,084,529
Intangible assets, net	110,162	98,255
Goodwill	200,594	200,594
Other assets:
Deferred income taxes	1,862	2,477
Other	69,814	65,561
Total other assets	71,676	68,038
TOTAL ASSETS	$3,436,198	$3,071,487

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$614,511	$562,439
Accrued expenses	283,828	265,040
Deferred revenue and other liabilities	172,259	154,384
Income taxes payable	47,698	19,825
Current portion of other long-term debt and leasing obligations	537	899
Total current liabilities	1,118,833	1,002,587
LONG-TERM LIABILITIES:
Other long-term debt and leasing obligations	5,913	6,476
Deferred income taxes	44,494	38,617
Deferred revenue and other liabilities	434,733	331,628
Total long-term liabilities	485,140	376,721
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock	932	961
Class B common stock	249	249
Additional paid-in capital	1,015,404	958,943
Retained earnings	1,471,182	1,187,514
Accumulated other comprehensive (loss) income	(73)	24
Treasury stock, at cost	(655,469)	(455,512)
Total stockholders' equity	1,832,225	1,692,179
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,436,198	$3,071,487

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(Dollars in thousands)

	Fiscal Year Ended
	January 31, 2015	February 1, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$344,198	$337,598
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	179,431	154,928
Deferred income taxes	(6,259)	24,563
Stock-based compensation	26,275	27,119
Excess tax benefit from exercise of stock options	(11,953)	(26,906)
Gain on sale of asset	(14,428)	—
Other non-cash items	576	581
Changes in assets and liabilities:
Accounts receivable	1,797	(9,690)
Inventories	(158,702)	(135,879)
Prepaid expenses and other assets	(11,004)	(7,717)
Accounts payable	81,330	11,684
Accrued expenses	16,158	(7,117)
Income taxes payable / receivable	32,476	(13,357)
Deferred construction allowances	101,630	47,760
Deferred revenue and other liabilities	24,453	303
Net cash provided by operating activities	605,978	403,870
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(349,007)	(285,668)
Proceeds from sale of other assets	74,534	11,000
Deposits and purchases of other assets	(30,547)	(64,507)
Net cash used in investing activities	(305,020)	(339,175)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit borrowings	1,401,800	926,000
Revolving credit repayments	(1,401,800)	(926,000)
Payments on other long-term debt and leasing obligations	(925)	(8,984)
Construction allowance receipts	—	—
Proceeds from exercise of stock options	26,121	43,482
Excess tax benefit from exercise of stock options	12,204	27,106
Minimum tax withholding requirements	(7,793)	(13,168)
Cash paid for treasury stock	(200,000)	(255,602)
Cash dividends paid to stockholders	(61,262)	(64,432)
(Decrease) increase in bank overdraft	(29,258)	43,508
Net cash used in financing activities	(260,913)	(228,090)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(97)	(88)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	39,948	(163,483)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	181,731	345,214
CASH AND CASH EQUIVALENTS, END OF PERIOD	$221,679	$181,731

Store Count and Square Footage

The stores that opened during the fourth quarter of 2014 are as follows:

Store	Market	Concept
Naples, FL	Naples	DICK'S Sporting Goods
Wayne, NJ	New Jersey North	DICK'S Sporting Goods
Easton, MD	Easton	DICK'S Sporting Goods
King of Prussia, PA	Philadelphia	DICK'S Sporting Goods
Frederick, MD	Hagerstown	DICK'S Sporting Goods
LaCrosse, WI	LaCrosse	DICK'S Sporting Goods

The following represents a reconciliation of beginning and ending stores and square footage for the periods indicated:

Store Count:

	Fiscal 2014			Fiscal 2013
	DICK'S Sporting Goods	Specialty Store Concepts (1)	Total	DICK'S Sporting Goods	Specialty Store Concepts (1)	Total
Beginning stores	558	84	642	518	83	601
Q1 New stores	8	—	8	2	—	2
Q2 New stores	8	1	9	7	—	7
Q3 New stores	24	8	32	25	3	28
Q4 New stores	6	—	6	6	1	7
Ending stores	604	93	697	558	87	645

Closed stores	1	2	3	—	3	3
Ending stores	603	91	694	558	84	642

Remodeled stores	5	—	5	4	—	4
Relocated stores	5	2	7	1	1	2

Square Footage:
(in millions)

	DICK'S Sporting Goods	Specialty Store Concepts (1)	Total (2)
Q1 2013	28.3	1.4	29.7
Q2 2013	28.7	1.4	30.0
Q3 2013	29.9	1.5	31.4
Q4 2013	30.1	1.5	31.6
Q1 2014	30.6	1.5	32.1
Q2 2014	30.9	1.6	32.5
Q3 2014	32.0	2.0	34.0
Q4 2014	32.3	1.9	34.2

(1)	Includes the Company's Golf Galaxy, Field & Stream and True Runner stores.

(2)	Column may not add due to rounding.

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company believes that certain non-GAAP financial information provides users of the Company's financial information with additional useful information in evaluating operating performance between reporting periods. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. A reconciliation of the Company's non-GAAP measures to the most directly comparable GAAP financial measures are provided below and on the Company's website at investors.DICKS.com.

Non-GAAP Net Income and Earnings Per Share Reconciliations:
(in thousands, except per share data):

	Fiscal 2014
	52 Weeks Ended January 31, 2015

	As Reported	Gain on Sale of Asset	Golf Restructuring Charges	Non-GAAP Total
Net sales	$6,814,479	$—	$—	$6,814,479
Cost of goods sold, including occupancy and distribution costs	4,727,813	—	(2,405)	4,725,408

GROSS PROFIT	2,086,666	—	2,405	2,089,071

Selling, general and administrative expenses	1,502,089	14,428	(17,960)	1,498,557
Pre-opening expenses	30,518	—	—	30,518

INCOME FROM OPERATIONS	554,059	(14,428)	20,365	559,996

Interest expense	3,215	—	—	3,215
Other income	(5,170)	—	—	(5,170)

INCOME BEFORE INCOME TAXES	556,014	(14,428)	20,365	561,951

Provision for income taxes	211,816	(5,771)	8,146	214,191

NET INCOME	$344,198	$(8,657)	$12,219	$347,760

EARNINGS PER COMMON SHARE:
Basic	$2.89			$2.92
Diluted	$2.84			$2.87

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	119,244			119,244
Diluted	121,238			121,238

During the first quarter of 2014, the Company recorded a pre-tax $14.4 million gain on sale of a corporate aircraft. During the second quarter of 2014, the Company recorded pre-tax restructuring charges of $20.4 million including a $14.3 million non-cash impairment of trademarks and store assets, severance charges of $3.7 million resulting from the elimination of specific staff in the golf area of its DICK'S stores and consolidation of DICK'S golf and Golf Galaxy corporate and administrative functions, and a $2.4 million write-down of excess golf inventories. The provision for income taxes for the aforementioned adjustments were calculated at 40%, which approximates the Company's blended tax rate.

	Fiscal 2013
	52 Weeks Ended February 1, 2014

	As Reported	Recovery of Previously Impaired Asset	Asset Impairment Charge	Non-GAAP Total
Net sales	$6,213,173	$—	$—	$6,213,173
Cost of goods sold, including occupancy and distribution costs	4,269,223	—	—	4,269,223

GROSS PROFIT	1,943,950	—	—	1,943,950

Selling, general and administrative expenses	1,386,315	—	(7,881)	1,378,434
Pre-opening expenses	20,823	—	—	20,823

INCOME FROM OPERATIONS	536,812	—	7,881	544,693

Interest expense	2,929	—	—	2,929
Other income	(12,224)	4,342	—	(7,882)

INCOME BEFORE INCOME TAXES	546,107	(4,342)	7,881	549,646

Provision for income taxes	208,509	—	3,152	211,661

NET INCOME	$337,598	$(4,342)	$4,729	$337,985

EARNINGS PER COMMON SHARE:
Basic	$2.75			$2.75
Diluted	$2.69			$2.69

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	122,878			122,878
Diluted	125,628			125,628

During the first quarter of 2013, the Company determined that it would recover $4.3 million of its investment in JJB Sports, which it had previously fully impaired. There is no related tax expense as the Company reversed a portion of the deferred tax valuation allowance it had previously recorded for net capital loss carryforwards it did not expect to realize at the time its investment in JJB Sports was fully impaired. During the second quarter of 2013, the Company recorded a pre-tax $7.9 million non-cash impairment charge to reduce the carrying value of a corporate aircraft held for sale to fair market value. The provision for income taxes was calculated at 40%, which approximates the Company's blended tax rate.

Adjusted EBITDA

Adjusted EBITDA should not be considered as an alternative to net income or any other generally accepted accounting principles measure of performance or liquidity. Adjusted EBITDA, as the Company has calculated it, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is a key metric used by the Company that provides a measurement of profitability that eliminates the effect of changes resulting from financing decisions, tax regulations, capital investments, and certain non-recurring, infrequent or unusual items.

	13 Weeks Ended
	January 31, 2015	February 1, 2014
	(dollars in thousands)
Net income	$155,536	$138,638
Provision for income taxes	94,267	85,111
Interest expense	985	848
Depreciation and amortization	48,431	41,491
EBITDA	$299,219	$266,088

% increase in EBITDA	12%

	52 Weeks Ended
	January 31, 2015	February 1, 2014
	(dollars in thousands)
Net income	$344,198	$337,598
Provision for income taxes	211,816	208,509
Interest expense	3,215	2,929
Depreciation and amortization	179,431	154,928
EBITDA	$738,660	$703,964
Less: Recovery of previously impaired asset	—	(4,342)
Less: Gain on sale of asset	(14,428)	—
Add: Golf restructuring charges	6,043	—
Adjusted EBITDA, as defined	$730,275	$699,622

% increase in adjusted EBITDA	4%

Reconciliation of Gross Capital Expenditures to Net Capital Expenditures

The following table represents a reconciliation of the Company's gross capital expenditures to its capital expenditures, net of tenant allowances.

	Fiscal Year Ended
	January 31, 2015	February 1, 2014
	(dollars in thousands)
Gross capital expenditures	$(349,007)	$(285,668)
Proceeds from sale-leaseback transactions	—	—
Deferred construction allowances	101,630	47,760
Construction allowance receipts	—	—
Net capital expenditures	$(247,377)	$(237,908)